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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Wellman, Inc. Restricted Stock Plan and the related prospectus of our report dated February 20, 2004, with respect to the consolidated balance sheets of Wellman International Limited and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Wellman, Inc.

                                                    /s/ KPMG
                                                    --------
KPMG
Chartered Accountants
Registered Auditors
Dublin, Ireland

30 June 2004